Exhibit 99.1

SUPERVALU Completes Repricing and Amendment of Its $1.0 Billion Asset-Based Revolving Credit Facility

MINNEAPOLIS—(BUSINESS WIRE)—April 17, 2014— SUPERVALU INC. (NYSE: SVU) today announced it has successfully completed the repricing, amendment and extension of its existing $1.0 billion asset-based revolving credit facility, which is secured by the Company’s inventory, credit card and certain other receivables and certain other assets. The amendment reduces the facility’s interest rates to LIBOR plus 1.50 percent to 2.00 percent and prime plus 0.50 percent to 1.00 percent, depending on utilization. The amendment also eliminates the springing maturity provision that would have accelerated the revolving credit facility’s maturity to 90 days prior to May 1, 2016 if more than $250 million of the Company’s 8% senior notes remained outstanding as of that date. The springing maturity provision was replaced with a springing reserve provision that calls for a reserve to be placed against availability under the facility in the amount of any outstanding material indebtedness (as defined in the credit facility) that is due within 30 days of the date the reserve is established. In addition, the amendment also expands the ability to increase the Company’s $1.5 billion senior secured term loan facility, subject to a secured leverage test, by up to $500 million (previously $250 million), subject to identifying term loan lenders or other institutional lenders willing to provide the additional loans and the satisfaction of certain terms and conditions. The amendment also contains modified covenants to give the Company additional strategic and operational flexibility and includes certain other non-material changes. Additionally, the maturity date of the revolving credit facility was extended by eleven months to February 2019.

Wells Fargo, U.S. Bank, Rabobank, Goldman Sachs, Credit Suisse, Morgan Stanley, Barclays and Bank of America Merrill Lynch acted as Joint Lead Arrangers and Joint Bookrunners on the amendment.

About SUPERVALU:

SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $17 billion. SUPERVALU serves customers across the United States through a network of 3,358 stores composed of 1,834 independent stores serviced primarily by the Company’s food distribution business, 1,334 Save-A-Lot stores, of which 954 are operated by licensee owners; and 190 traditional retail grocery stores. Headquartered in Minnesota, SUPERVALU has approximately 35,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CONTACTS

SUPERVALU INC.

Investor Contact
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com

or

Media Contact
Jeff Swanson, 952-903-1645
jeffrey.s.swanson@supervalu.com